EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement pertaining to the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme and the NDS Group Plc Sharesave Scheme, and to the incorporation by reference therein of our reports dated September 8, 2005, with respect to the consolidated financial statements and schedules of NDS Group Plc included in its Annual Report (Form 10-K) for the year ended June 30, 2005, NDS Group Plc management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NDS Group Plc, filed with the Securities and Exchange Commission.

London, England	/s/ Ernst & Young LLP
September 14, 2005

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